Mail Stop 3561
								April 5, 2007

Via Fax & U.S. Mail

Sergio Marchionne
Chief Executive Officer
Fiat, S.p.A.
Via Nizza 250
Turin L6 10126
Italy

Re:	Fiat, S.p.A.
	Form 20-F for the year ended December 31, 2005
      Filed June 30, 2006
		File No. 001-10108

Dear Mr. Marchionne:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



      Sincerely,


      Linda Cvrkel
      Branch Chief
Sergio Marchionne
Fiat, S.p.A.
March 12, 2007
Page 1